                                                                     EXHIBIT 2.1



                          SHARE ACQUISITION AGREEMENT

                                  BY AND AMONG

                           NEW ERA OF NETWORKS, INC.,

                             CENTURY ANALYSIS INC.,

                            LA FRANCE FAMILY TRUST,

                              LISA MARIE LAFRANCE

                                      AND

                               DEBBIE ANN MURRAY





                         DATED AS OF SEPTEMBER 30, 1998

                               INDEX OF EXHIBITS

EXHIBIT          DESCRIPTION

Exhibit A        Form of Non-Competition Agreement

Exhibit B        Form of Escrow Agreement

Exhibit C        Form of Stockholders Agreement


SCHEDULE         DESCRIPTION

1.1              Shareholders; Capital Stock Ownership; Allocation of Purchase
                 Price

4.5              Brokers' and Finders' Fees
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                               TABLE OF CONTENTS

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ARTICLE I - PURCHASE AND SALE OF COMPANY CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Closing; Post-Closing Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.5     Company Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.6     No Further Ownership Rights in Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.7     Withholding Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.8     Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.9     Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS   . . . . . . . . . . . . . . 6
         2.1     Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.3     Company Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.4     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.5     No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.7     Company Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.8     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.9     No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.11    Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.12    Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment   . . . . . . . . . .  13
         2.13    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.14    Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.15    Interested Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.16    Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.17    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.18    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.19    Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.20    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.21    Brokers' and Finders' Fees; Third Party Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.22    Employee Benefit Plans and Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.23    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.24    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.25    Warranties; Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24





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         2.26    Complete Copies of Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.27    Proprietary Information Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.28    Non-Competition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.29    Products Sold to High Country Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.30    Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.1     Ownership of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.2     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.3     Absence of Claims by the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.4     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.5     No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF NEON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.3     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.4     Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.5     Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.6     No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.7     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.8     SEC Documents; NEON Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.9     Stockholder Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.10    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.11    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.12    Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.3     Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.5     FIRPTA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.6     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.7     [INTENTIONALLY OMITTED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.8     No Issuance of Company Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.9     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.10    Renegotiation of Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.11    Assumption of Company's Business Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.12    Additional Documents and Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





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
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ARTICLE VI - CONDITIONS TO THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.1     Conditions to Obligations of Each Party to Consummate the Acquisition  . . . . . . . . . . . . . . .  32
         6.2     Conditions to Obligations of the Company and the Shareholders  . . . . . . . . . . . . . . . . . . .  32
         6.3     Conditions to the Obligations of NEON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW  . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.2     Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE VIII - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.1     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.3     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.4     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.5     Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.6     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.7     Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.9     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                          SHARE ACQUISITION AGREEMENT


         This SHARE ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of September 30, 1998 by and among New Era of Networks, Inc., a Delaware corporation ("NEON"), Century Analysis Inc., a California corporation (the "Company"), Sara M. Lafrance and Leonard G. Lafrance (each directly or indirectly a shareholder of the Company hereinafter referred to individually as a "Principal Shareholder" and collectively as the "Principal Shareholders"), and the other shareholders of the Company set forth on Schedule 1.1 attached hereto (the "Other Shareholders" and collectively with the Principal Shareholders, the "Shareholders") and, with respect to Articles VII and VIII (the "Shareholder Representative").

                                    RECITALS

         A. The Board of Directors of NEON believes it is in the best interests of NEON and its shareholders that NEON acquire all of the issued and outstanding capital stock of the Company (other than Company Options (as defined below) which have not been exercised on or prior to the Closing (as defined below), which options shall be assumed by NEON subject to adjustment as set forth herein) owned or held of record or to be owned or held of record by the Shareholders (the "Acquisition") such that upon consummation of the acquisition NEON will own all of the issued and outstanding capital stock of the Company and, in furtherance thereof, has approved the Acquisition.

         B. The Shareholders desire to sell all of the capital stock of the Company owned or held of record or to be owned or held of record by them to NEON, all upon the terms and subject to the conditions set forth herein.

         C. As an inducement for NEON to consummate the Acquisition, the Company and the Shareholders agree to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

         D. A portion of the consideration otherwise payable by NEON in connection with the Acquisition shall be placed in escrow by NEON for the purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of representations, warranties and covenants.

         E. As an inducement for NEON to consummate the Acquisition, certain of the Shareholders have agreed to enter into Consulting and Non-Competition Agreements ("Non-Competition Agreements") of even date herewith in substantially the form attached hereto as Exhibit A, which Non-Competition Agreements shall be effective only upon the closing of the Acquisition.

         F. The signing and closing of the Acquisition shall take place simultaneously.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                   PURCHASE AND SALE OF COMPANY CAPITAL STOCK

         1.1 Purchase and Sale. At the Closing (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement, NEON shall purchase from the Shareholders and the Shareholders shall sell, convey, transfer, assign and deliver to NEON, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of the Company now beneficially owned or held of record and to be beneficially owned or held of record by the Shareholders at the Closing (the "Shares"), including all property or rights issued by the Company with respect to the Shares. The name, address and taxpayer identification number of each Shareholder and the number and description of such Shares being sold by such Shareholder pursuant hereto, and the consideration payable in connection with the Acquisition to each Shareholder are set forth in Schedule 1.1 hereto.

         1.2     Consideration.

                 (a) At Closing, NEON shall (i) pay to the Shareholders cash in the amount of $23.0 million (the "Cash Consideration") and (ii) issue to the Shareholders 440,031 shares of NEON Common Stock (the "Stock Consideration")(collectively, the "Purchase Price"); provided, however, that NEON shall withhold 119,786 shares of NEON Common Stock (the "Escrow Shares") for deposit (the "Escrow Fund") with U.S. Bank Trust N.A. (the "Escrow Agent") as collateral for the indemnification obligations of the Shareholders under
Article VII hereof pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B attached hereto to be entered into at the Closing by NEON, the Shareholder Representative and the Escrow Agent (the "Escrow Agreement"). Schedule 1.1 sets forth the allocation of the Purchase Price among the Shareholders (including the allocation of the Escrow Shares among the Shareholders).

                 (b) Any shares of NEON Common Stock issuable hereunder shall be subject to the Stockholder Agreement executed by the applicable Stockholder.

         1.3     Closing; Post-Closing Payments.

                 (a) The closing of the Acquisition (the "Closing") will take place concurrently with the execution and delivery hereof at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another time or place is agreed to in writing by NEON and the Shareholders. The date upon which the Closing actually occurs is herein referred to as the "Closing Date."

                 (b) At the Closing or with respect to any share certificates, as soon as practicable after the Closing, each of the Shareholders shall deliver or cause to be delivered to NEON the following:

                           (i)    certificates representing the Shares being
sold by such Shareholder pursuant to this Agreement (as reflected in Schedule 1.1) duly endorsed or accompanied by stock powers duly endorsed in blank with any required transfer stamps affixed thereto; and

                          (ii)    an executed Stockholder Agreement;

                         (iii)    with regard to the Principal Shareholders, an
executed Non-Competition Agreement; and

                          (iv)    all other documents, agreements,
certificates, instruments or writings required to be delivered by such Shareholder on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

                 (c) At the Closing or as soon as practicable after the Closing, NEON shall deliver or cause to be delivered to each Shareholder the following:

                           (i)    for each share of Company Common Stock held
by such Shareholder that amount of cash obtained by multiplying the Cash Consideration by (ii) the Exchange Ratio (as defined in Section 1.4), payable by certified or cashier's check or personal check or by promissory note or by wire transfer to an account designated by such Shareholder;

                          (ii)    subject to Section 1.2 regarding the Escrow
Shares, certificates representing each Shareholder's respective portion of NEON Common Stock issued pursuant to Section 1.2 hereof and reflected on Schedule 1.1;

                         (iii)    all other documents, agreements, certificates
or writings required to be delivered by NEON on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

                 (d) At the Closing or as soon as practicable after the Closing, NEON shall deliver to the Escrow Agent the Escrow Shares in accordance with Section 7.2.

                 (e) After the Closing or as soon as practicable after the Closing, in the event that (i) the Company shall receive full payment of the $3.0 million owing to the Company under its agreement with High Country Computer Programing ("High Country") dated September 4, 1998 (the "High Country Payment") prior to December 31, 1998, free and clear of any lien, charge, security interest or encumbrance, and all claims, warranty rights, rights to refunds, rights of reimbursement or offset and any other rights of recovery, and (ii) all criteria for revenue recognition of such Payment under SOP 97-2, other than delivery of the software by the Company, have been satisfied (as finally determined by Arthur Andersen & Co., whose determination shall be final and conclusive), then NEON shall, within ten (10) days of receipt of the High Country Payment, issue an additional 195,569 shares of NEON Common Stock (the "Additional Shares"), to the Shareholders in accordance with Schedule 1.1 as additional consideration for its purchase of the Shares hereunder, pro rata in proportion to the portion of the Purchase Price received by such Shareholders. Such NEON shares shall be governed by the terms of each Stockholder Agreement attached hereto as Exhibit C. The Company has represented to NEON that there are no outstanding conditions or contingencies (including any obligations to be performed by the Company) to the payment of the High Country Payment, which is due and owing in full, and that the transactions contemplated by this Agreement will not create any right or claim (nor any basis therefor) that full payment is not owing. The parties further acknowledge that NEON will integrate the business and operations of the Company with NEON immediately following the Closing, and that NEON's sole obligation with respect to the High Country Payment shall be to use reasonable commercial efforts to cooperate with High Country and assist in its business activities and, to collect such payment and deliver the software. In the event that NEON reasonably determines in good faith, after consultation with the Principal Shareholders, that the High Country Payment is not collectible in the ordinary course of business, NEON may elect to treat such payment as uncollectible and shall have no obligation to institute legal action or to otherwise continue to pursue collection. In the event a portion of the High Country Payment is received and the criteria in item (ii) is satisfied, a proportionate portion of the Additional Shares shall be issued to the Shareholders.

         1.4     Definitions.

                 "Company Capital Stock" shall mean (i) shares of Company Common Stock, no par value per share, (ii) any other capital stock of the Company, and (iii) any issued and outstanding options, warrants and other rights to purchase capital stock of the Company, exclusive of shares of capital stock of the Company issuable upon exercise of Company Options.

                 "Company Common Stock" shall mean all shares of common stock of the Company, no par value per share.

                 "Company Options" shall mean all issued and outstanding options and rights to purchase Company Common Stock (each a "Company Option"), whether or not vested, under the Company's 1996 Equity Incentive Plan (the "Plan").

                 "Exchange Ratio" shall mean, with respect to the applicable Shareholder, the quotient obtained by dividing (x) the total number of shares of Company Common Stock issued and outstanding and held by such Shareholder immediately prior to the Closing, by (y) the total number of shares of Company Common Stock outstanding immediately prior to the Closing.

                 "GAAP" shall mean U.S. generally accepted accounting principles consistently applied.

                 "NEON Common Stock" shall mean unregistered shares of the common stock, $.0001 par value per share, of NEON.

                 "Option Exchange Ratio" shall mean .119726353.

         1.5     Company Stock Options.

                 (a) At Closing, all options to purchase Company Common Stock then outstanding under the Plan (as defined below) or otherwise shall be assumed by NEON in accordance with provisions described below.

                         (i)      At the Closing, each Company Option as
defined below shall be, in connection with the Acquisition, assumed by NEON. Each Company Option so assumed by NEON under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Closing, except that (A) such Company Option shall be exercisable (when vested) for that number of whole shares of NEON Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Closing multiplied by the Option Exchange Ratio, rounded down (in the case of Company Options granted under the Plan) to the nearest whole number of shares of NEON Common Stock and (B) the per share exercise price for the shares of NEON Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent.

                        (ii) It is the intention of the parties that the Company Options assumed by NEON qualify following the Closing as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent the Company Options qualified as incentive stock options immediately prior to the Closing.

                       (iii) As soon as practicable after the Closing, NEON will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by NEON.

                 (b) No fraction of a share of NEON Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of NEON Common Stock (after aggregating all fractional shares of NEON Common Stock to be received by such holder) shall be entitled to receive, without any interest, from NEON an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $40.9062303.

         1.6 No Further Ownership Rights in Shares. All cash paid in respect of the surrender for exchange of the Shares in accordance with the terms hereof, shall be deemed to be full satisfaction of all of the Shareholders' rights pertaining to such Shares.

         1.7 Withholding Taxes. Any cash amount payable to any Shareholder pursuant to Section 1.2 shall be subject to, and reduced by, the amount of any state and federal withholding taxes incurred (and not previously paid by or on behalf of such Shareholder or the Company) in connection with the acquisition of the Company's Capital Stock upon the exercise of Company Options, if any, by such Shareholder.

         1.8 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, NEON shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.2; provided, however, that NEON may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against NEON with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.9 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to ensure that the Company retains full right, title and possession to all of its assets, property, rights, privileges, powers and franchises, NEON, the Shareholders and the officers and directors of the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

         Each of the Company and each Principal Shareholder hereby, jointly and severally, represents and warrants to NEON, subject to such exceptions as are specifically and accurately disclosed in the disclosure schedule supplied by the Company and each Principal Shareholder to NEON (the "Company Disclosure Schedule") and dated as of the date hereof, as set forth below. Any disclosure included in the Company Disclosure Schedule with respect to a particular representation or warranty shall be deemed to be a disclosure with respect to each of the Company's and Principal Shareholders' representations and warranties to which such disclosure applies; provided the application of such disclosure to such other representations and warranties is either (i) readily apparent from the nature of the disclosure or (ii) clearly indicated in any section of the Company Disclosure Schedule where such disclosure is expressly set forth.

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Company (hereinafter referred to as a "Material Adverse Effect"). A true and correct copy of the Company's Articles of Incorporation and Bylaws, each as amended to date, has been made available to NEON. Section 2.1 of the Company Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

         2.2 Subsidiaries. The Company does not have any subsidiaries and does not otherwise own or control, directly or indirectly, any corporation, limited liability company, partnership, association, joint venture or other business entity.

         2.3     Company Capital Structure.

                 (a) The authorized capital stock of the Company consists of 15,000,000 shares of authorized Common Stock of which 10,005,000 shares are issued and outstanding. The Company Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. The Company has no other capital stock authorized, issued or outstanding.

                 (b) Except for the Company Options described in Section 2.3(b) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The Company has reserved 1,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Plan, of which 430,000 shares are subject to outstanding, unexercised options, 500,000 shares remain available for future grant and 5,000 shares have been issued pursuant to the exercise of options issued under the Plan of which no shares have been repurchased by the Company. Section 2.3(b) sets forth for each outstanding Company Option the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except for the Plan, the Company does not have any stock option plan or other plan providing for equity compensation of any person. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting. Section 2.3(b) of the Company Disclosure Schedule also sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested to date. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

                 (c) The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the consummation of the Acquisition, and all such rights will have terminated at or prior to the Closing.

                 (d) Upon completion of the Acquisition hereunder, NEON will own one hundred percent (100%) of the outstanding capital stock of the Company and right to acquire or receive such capital stock, free and clear of all liens, encumbrances or other defects of title.

         2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company has been taken. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general application including enforcement of creditors' rights generally and to rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.5 No Conflict. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the charter documents and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except where such conflict, violation or default could not have reasonably be expected to have a Material Adverse Effect.

         2.6 Consents. Except as set forth in Section 2.6 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, (ii) notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), if any and (iii) where the failure to obtain or make such consent, waiver, approval, order, authorization, registration, declaration or filing would not have a Material Adverse Effect.

         2.7 Company Financial Statements. Section 2.7 of the Company Disclosure Schedule sets forth the Company's audited balance sheets as of December 31, 1996 and December 31, 1997 and the related audited statements of income and cash flow for the twelve-month periods ended December 31, 1996 and December 31, 1997 (the "Year-End Financials") and the Company's unaudited balance sheet as of August 31, 1998 and the related unaudited statements of income and cash flow for the eight months then ended (the "Interim Financials"). The Year-End Financials and the Interim Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated except that Interim Financials do not contain footnotes. The Year-End Financials and Interim Financials present fairly in all material respects the financial condition, consolidated operating results and consolidated cash flows of the Company as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which are not expected to be material in amount or significance. The Company's unaudited consolidated Balance Sheet as of August 31, 1998 shall be referred to as the "Current Balance Sheet."

         2.8     No Undisclosed Liabilities.  Except as set forth in Section
2.8 of the Company Disclosure Schedule, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which (i) has not been reflected in or reserved against in the Current Balance Sheet, (ii) has not arisen in the ordinary course of business consistent with past practices since August 31, 1998 or (iii) could reasonably be expected to result in a Material Adverse Effect.

         2.9 No Changes. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since August 31, 1998, there has not been, occurred or arisen any:

                 (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

                 (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

                 (c) capital expenditure or commitment by the Company in the aggregate exceeding $50,000;

                 (d) destruction of, damage to or loss of any material assets, material business or material customer of the Company (whether or not covered by insurance);

                 (e) claim of wrongful discharge or other unlawful labor practice or action;

                 (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than required by GAAP;

                 (g)      revaluation by the Company of any of its assets;

                 (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of its Capital Stock;

                 (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person, except for adjustments in compensation in accordance with annual performance reviews or other increases in compensation made in the normal course of business (none of which exceed 25% of the previous year's or current base salary) or as otherwise contemplated by this Agreement;

                 (j) agreement, contract, convert, instrument, lease, license or commitment to which the company is a party or by which it or any of its assets is bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound;

                 (k) sale, lease, license or other disposition of any of the material assets or properties of the Company, or any creation of any security interest in such assets or properties;

                 (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness for money borrowed, guaranteeing by the Company of any indebtedness for money borrowed, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                 (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business, consistent with past practices;

                 (n) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property rights;

                 (o) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Capital Stock, or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for the grant or exercise of options under the Plan;

                 (p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or, to its knowledge, in the pricing of royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.13) to the Company;

                 (q) any event or condition of any character that has had a Material Adverse Effect on the Company; or

                 (r) negotiation or agreement by the Company, any of the Principal Shareholders or Allen Barr to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with NEON and its representatives regarding the transactions contemplated by this Agreement).

         2.10    Tax Matters.

                 (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause
(i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                 (b)      Tax Returns and Audits.  Except as set forth in
Section 2.10 of the Company Disclosure Schedule:

                         (i)      The Company as of the Closing will have
prepared and timely filed all required federal, and state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and will have paid or accrued all Taxes as shown as owing on such Returns are true and correct and have been completed in accordance with applicable law.

                        (ii) The Company as of the Closing (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have paid or have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period from the date of the Current Balance Sheet through the Closing other than in the ordinary course of business.

                       (iii) There is no material Tax deficiency outstanding, assessed or proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                        (iv) To the Company's and Principal Shareholders' knowledge, no audit, or to the Company's and Principal Shareholders' knowledge, other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                         (v)      The Company has made available to NEON or its
legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

                        (vi) To the Company's and Principal Shareholders' knowledge, there are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                       (vii) Neither the Company nor any Principal Shareholder has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                      (viii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                        (ix) As of the Closing, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could be treated as an excess parachute payment within the meaning of Section 280G of the Code or could otherwise give rise to the payment of any amount to such employee or former employee that would not be deductible by the Company as an expense under applicable law.

                         (x)      The Company has not filed any consent
agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                        (xi) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement.

                       (xii) Each of the Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                      (xiii) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of
Section 897(c)(2) of the Code.

                 (c) Subchapter S Corporation Status. The Company is, and at all times during its existence has been, an S Corporation under and within the meaning of Section 1361 of the Code, and under all applicable state Tax laws and regulations.

         2.11    Restrictions on Business Activities.  Except as set forth in
Section 2.11 of the Company Disclosure Schedule, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any line of business or business practice (including without limitation the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company which has or could reasonably be expected to have a Material Adverse Effect. The Company is not a party to and is not currently bound by any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market which has or could reasonably be expected to have a Material Adverse Effect.

         2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                 (a) The Company does not own any real property, nor has it ever owned any real property. Section 2.12(a) of the Company Disclosure Schedule sets forth a list of all real property leased by the Company as of the Closing, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms and there is not, under any of such leases, any existing material default or material event of default by the Company (or event which with notice or lapse of time, or both, would constitute a material default by the Company).

                 (b) The Company has valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as set forth in
Section 2.14 of the Company Disclosure Schedule or as reflected in the Current Balance Sheet (except for tangible properties and assets, real, personal and mixed, sold or otherwise disposed of since the date of the Current Balance Sheet), and except for Liens for Taxes, municipal and zoning ordinances, and easements for public utilities not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                 (c) Section 2.12(c) of the Company Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment is, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                 (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information in its possession relating to its current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

         2.13    Intellectual Property.

                 (a) For the purposes of this Agreement, the following terms have the following definitions:

                          "Intellectual Property" shall mean any or all of the
following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (ix) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

                          "Company Intellectual Property" shall mean any
Intellectual Property that is (i) owned by, (ii) exclusively licensed to or
(iii) was developed or created by the Company.

                          "Registered Intellectual Property" shall mean all
United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                 (b) Section 2.13(b) of the Company Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions currently pending before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

                 (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Company Disclosure Schedule, is free and clear of any Liens. The Company, to its knowledge, (i) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.

                 (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

                 (e) Except as set forth in Section 2.13(e) of the Company Disclosure Schedule, the Company has not granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use, any Company Intellectual Property to any other person.

                 (f) The Company owns or has a written license to all Intellectual Property, including but not limited to the Intellectual Property set forth in Section 2.13(f) of the Company Disclosure Schedule used in the conduct of its business as it currently is conducted including, without limitation, products, technology or services currently under development and the design, development, manufacture, use, import and sale of the products, technology and services of the Company.

                 (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
Section 2.13(g) of the Company Disclosure Schedule include all material contracts, licenses and agreements, to which the Company is a party with respect to any Intellectual Property of any person other than the Company. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

                 (h) Section 2.13(h) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

                 (i)      (X)     The operation of the business of the Company
as it is currently conducted (including, without limitation, products, technology or services currently under development and the design, development, manufacture, use, import and sale of the products, technology and services of the Company) does not infringe or misappropriate the Intellectual Property (other than Patents) of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property (other than Patents) of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company or any Principal Shareholder aware of any basis therefor).

                          (Y)     The operation of the Company's Business (as
defined below) does not infringe or misappropriate the Patents of any person, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Patents of any person (nor is the Company or any Principal Shareholder aware of any basis therefor). The representations and warranties of this Section 2.13(i)(Y) shall only apply to claims of infringement or misappropriation or violations arising from the products or technology of the Company existing as of the Closing Date. The term "Business" means the operations of the Company as conducted as of the date hereof and as of the Closing Date, including the manufacture, sale, licensing, copying, distribution or other exploitation of any product or technology under development as of such dates.

                 (j) To the Company's and each Principal Shareholder's knowledge, each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.13(j) of the Company Disclosure Schedule lists all actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company.

                 (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute known to the Company or any Principal Shareholder regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

                 (l) To the knowledge of the Company and each Principal Shareholder, no person is infringing or misappropriating any Company Intellectual Property.

                 (m) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

                 (n) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

                 (o) To the knowledge of the Company and each Principal Shareholder, no (i) product, technology, service or publication of the Company,
(ii) material published or distributed by the Company or (iii) conduct or statement of the Company, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation except as could not reasonably be expected to have a Material Adverse Effect.

                 (p) The Company has taken reasonable steps to ensure that its products (including existing products and technology and products and technology currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). The Company has taken reasonable steps to ensure that its products (i) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company's internal computer and technology products and systems are Year 2000 Compliant except where such failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

                 (q) All versions of the Company's software code (including, but not limited to, the current version) are properly on deposit in escrow at DSI.

         2.14    Agreements, Contracts and Commitments.

                 (a) Except as set forth in Sections 2.13(g), 2.13(h) or 2.14(a) of the Company Disclosure Schedule, the Company is not a party to nor is it bound by:

                         (i)      any agreements or arrangements that contain
any severance pay or post-employment liabilities or obligations exceeding
$25,000,

                        (ii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                       (iii) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization involving payments in excess of $10,000,

                        (iv) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan other than the Plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                         (v)      any fidelity or surety bond or completion
bond,

                        (vi) any lease of personal property having a value individually in excess of $50,000,

                       (vii)      any agreement of indemnification or guaranty,

                      (viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate,

                        (ix) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any material interest in any business enterprise outside the ordinary course of the Company's business,

                         (x)      any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000 individually or $50,000 in the aggregate,

                        (xi) any purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $50,000 in the aggregate,

                       (xii)      any construction contracts,

                      (xiii) any distribution, joint marketing or development agreement which is not cancelable without penalty within thirty
(30) days, or

                       (xiv) any other agreement, contract or commitment that involves $25,000 individually or $50,000 in the aggregate or more which is not cancelable without penalty within thirty (30) days and which was not entered into in the ordinary course of business.

                 (b) The Company is in compliance with and is not in breach of, violation of or default under, and has not received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or its properties is bound which is required to be set forth in Schedule 2.13(g), 2.13(h) or 2.14(a) (collectively a "Contract"), nor is the Company or any Principal Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both (except for notices relating to breaches, violations or defaults that have been cured in all material respects). Each Contract is in full force and effect and, except as otherwise disclosed in Section 2.14(b) of the Company Disclosure Schedule, is not subject to any default thereunder, of which the Company has knowledge, by any party obligated to the Company pursuant thereto. The Company has obtained, or has used all reasonable best efforts to obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Acquisition of for such Contracts to remain in effect without modification after the Closing. Following the Closing, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

         2.15    Interested Party Transactions.  Except as set forth in Section
2.15 of the Disclosure Schedule, no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any material quantity of goods or services or (iii) a material beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

         2.16 Governmental Authorization. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and to the Company's and each Principal Shareholder's knowledge constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

         2.17 Litigation. There is no action, suit or proceeding of any nature pending, or, to the Company's or any Principal Shareholder's knowledge, threatened, against the Company, its properties or any of its officers or directors, nor, to the knowledge of the Company or any Principal Shareholder, is there any reasonable basis therefor. There is no investigation pending or, to the Company's or any Principal Shareholder's knowledge threatened, against the Company, its properties or any of its officers or directors (nor, to the knowledge of the Company or any Principal Shareholder, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. Section 2.17 of the Company Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested.

         2.18    Accounts Receivable.

                 (a) The Company has made available to NEON a list of all material accounts receivable of the Company ("Accounts Receivable") as of August 31, 1998 along with a range of days elapsed since invoice.

                 (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP and are, to the knowledge of the Company and the Principal Shareholders, collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. Except as set forth in Section 2.14 of the Disclosure Schedule, no person has any Lien on any of such Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

         2.19 Minute Books. The minutes of the Company made available to counsel for NEON are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company.

         2.20    Environmental Matters.

                 (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, lead, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or, to the Company's or any Principal Shareholder's knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                 (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                 (c) Permits. To the extent legally required, the Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to result in fines to the Company in excess of $25,000 individually or $50,000 in the aggregate.

                 (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's or any Principal Shareholder's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither the Company nor any Principal Shareholder is aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability which would be reasonably likely to exceed $25,000 individually or $50,000 in the aggregate.

         2.21 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section
2.21 of the Company Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees, and that all such fees shall be paid by the Principal Shareholders. Section 2.21 of the Company Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.2) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         2.22    Employee Benefit Plans and Compensation.

                 (a) For purposes of this Section 2.22, the following terms shall have the meanings set forth below:

                         (i)      "Affiliate" shall mean any other person or
entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

                        (ii) "Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise; and

                       (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any Affiliate.

                        (iv) "Employee Agreement" shall refer to each employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

                 (b) Schedule. Section 2.22(b) of the Company Disclosure Schedule contains a list of each Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Employee Plan. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to NEON in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                 (c)      Documents.  The Company has made available to NEON,
(i) correct and complete copies of all documents embodying any Employee Plan and any Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (v) all IRS determination letters and rulings, if any, relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Employee Plan; (vi) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (vii) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (viii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee

Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company.

                 (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS, has timely applied for such a determination or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company or any Principal Shareholder threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, NEON or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Employee Plan; (vii) the Company is not, to its knowledge, subject to any penalty or tax with respect to any Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and (viii) the Company is current on all funding obligations related to the Company's 401(k) plan.

                 (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                 (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

                 (g) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits or severance pay upon their retirement or termination of employment, except to the extent required by statute.

                 (h) No COBRA Violation. Neither the Company nor any Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA or any similar provisions of state law applicable to its employees.

                 (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                 (j) Employment Matters. The Company (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees in all material respects; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice).

                 (k) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company or any Principal Shareholder, threatened. The Company is not involved in nor has it been threatened in the prior twelve months with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a material liability to the Company. The Company has not engaged in any unfair labor practices which could, individually or in the aggregate directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                 (l) No Interference or Conflict. To the knowledge of the Company and the Principal Shareholders, no shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement or subject to any judgement, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or that would materially interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to the Company's or any Principal Shareholder's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.23 Insurance. Section 2.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no material claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor any Principal Shareholder has knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.24 Compliance with Laws. The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation (except for notices of violations which have been cured in all material respects).

         2.25 Warranties; Indemnities. Except in the ordinary course of business or as listed in Section 2.13(h) of the Company Disclosure Schedule or as set forth in a Contract in the ordinary course of business, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

         2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by NEON or its counsel.

         2.27    Proprietary Information Agreements.  Each employee listed on
Section 2.27 of the Company Disclosure Schedule and presently employed by the Company has executed a proprietary information agreement substantially in the Company's standard form (as revised or modified, from time to time) samples of each such executed version of which are attached hereto as part of Section 2.27 of the Company Disclosure Schedule. Such proprietary information agreements constitute valid and binding obligations of the Company. To the Company's knowledge, neither the execution or delivery of such agreements nor the carrying on of the Company's business as employees by such persons, nor the conduct of the Company's business as currently proposed, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such employee is now obligated.

         2.28 Non-Competition Agreements. The employees of the Company set forth in Section 2.28 of the Company Disclosure Schedule, are executing and delivering to NEON concurrently herewith a Non-Competition Agreement substantially in the forms attached hereto as Exhibit A as indicated in Section
2.28 of the Company Disclosure Schedule.

         2.29 Products Sold to High Country Products. Sales of products from the Company to High Country Computer Programming Products are final and not subject to a right of return.

         2.30 Representations Complete. Without limiting in any way any representations or warranties made by the Company or any Shareholder, none of the representations or warranties made by the Company or any Principal Shareholder (as modified by the Company Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company or any Shareholder pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

         Each Shareholder, severally but not jointly, represents and warrants to NEON as follows:

         3.1 Ownership of Shares. Such Shareholder is the sole record and beneficial owner of the Shares designated as being owned by such Shareholder opposite such Shareholder's name in Schedule 1.1, and such Shares are to be sold pursuant to this Agreement. Such Shares are not subject to any Liens or to any rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase such Shares to any other person or entity. Such Shareholder has the sole right to transfer such Shares to NEON. Such Shares constitute all of the Company Capital Stock owned, beneficially or of record, by such Shareholder, and such Shareholder has no other rights to acquire Company Capital Stock. Upon the Closing, NEON will receive good title to such Shares, subject to no Liens retained, granted or permitted by such Shareholder or the Company.

         3.2 Tax Matters. Such Shareholder has had an opportunity to review with its own tax advisors the tax consequences to such Shareholder of the Acquisition and the transactions contemplated by this Agreement. Such Shareholder understands that it must rely solely on its advisors and not on any statements or representations by NEON, the Company or any of their agents.
Such Shareholder understands that it (and not NEON or the Company) shall be responsible for its own tax liability that may arise as a result of the Acquisition or the transactions contemplated by this Agreement.

         3.3 Absence of Claims by the Shareholders. Such Shareholder does not have any present claim against the Company and does not have knowledge of the basis for any future claim against the Company whether, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

         3.4 Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and the Stockholder Agreement in the form attached hereto as Exhibit C and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Shareholder (if such entity is not a natural person), and no further action is required on the part of such Shareholder to authorize this Agreement and the Stockholder Agreement and the transactions contemplated hereby and thereby. This Agreement and the Stockholder Agreement have been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of each such Shareholder, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.5 No Conflict. The execution and delivery by such Shareholder of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict with (i) any provision of the charter documents and bylaws of such Shareholder (if such Shareholder is not a natural person), (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise or license to which such Shareholder or any of its properties or assets are subject (a "Shareholder Conflict"), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or its properties or assets.

         3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Shareholder Conflict), is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, (ii) notification requirements of the HSR Act, if any.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEON

         NEON hereby represents and warrants to the Company and each of the Shareholders as follows:

         4.1 Organization, Standing and Power. NEON is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NEON has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the ability of NEON to consummate the transactions contemplated hereby.

         4.2 Authority. NEON has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NEON. This Agreement has been duly executed and delivered by NEON and constitutes the valid and binding obligation of NEON, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.3     Capital Structure.

                 The authorized stock of NEON consists of 45,000,000 shares of Common Stock, of which 11,775,930 shares were issued and outstanding as of June 30, 1998, and 2,000,000 shares of Preferred Stock, none of which is issued or outstanding. At the close of business on December 31, 1997, 2,102,025 shares of NEON Common Stock were subject to issuance upon the exercise of outstanding stock option ("NEON Rights"). No shares of NEON Common Stock were held by NEON in its treasury, and no shares of NEON Preferred Stock were outstanding. All the outstanding shares of NEON Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of NEON Common Stock issuable in connection with the Acquisition have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

         4.4 Capital Resources. NEON has sufficient capital resources to pay the cash portion of the Purchase Price.

         4.5 Brokers' and Finders' Fees. Except as set forth in Schedule 4.5, NEON has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.6 No Conflict. The execution and delivery of this Agreement does not, and, the consummation of the transactions contemplated hereby will not, Conflict with, (i) any provision of the charter documents and Bylaws of NEON, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which NEON or any of its properties or assets are subject and which has been filed as an exhibit to NEON's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NEON or its properties or assets.

         4.7 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party, including a party to any agreement with NEON (so as not to trigger any Conflict), is required by or with respect to NEON in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) notification requirements of the HSR Act, if any.

         4.8 SEC Documents; NEON Financial Statements. NEON has furnished or made available to the Company and the Shareholders true and complete copies of all reports or registration statements filed by it with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for all periods since January 1, 1998, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents") which constitute all of the documents that NEON was required to file with the SEC since such date. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of NEON, including the notes thereto, included in the SEC Documents (the "NEON Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of NEON at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in NEON accounting policies except as described in the notes to the NEON Financial Statements.

         4.9 Stockholder Consent. No consent or approval of the stockholders of NEON is required or necessary for NEON to enter into this Agreement or to consummate the transactions contemplated hereby.

         4.10 No Material Adverse Change. Since the date of the Balance Sheet included in NEON's most recently filed report on Form 10-Q, NEON has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of NEON; (b) any amendment or change in the Certificate of Incorporation or Bylaws of NEON, or (c) any damage to, destruction or loss of any assets of NEON (whether or not covered by insurance) that materially and adversely affects the financial condition or business of NEON.

         4.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which NEON has received any notice of assertion against NEON, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which has or could reasonably be expected to have a material adverse effect on the financial condition, liabilities, assets or business of NEON.

         4.12 Representations Complete. Without limiting in any way any representations or warranties made by NEON, to the knowledge of NEON, none of the representations or warranties made by NEON in or pursuant to this Agreement, nor any statement made in any Schedule or certificate furnished by NEON pursuant to this Agreement contains or will contain, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in connection with the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

         5.2 Expenses. Except as specifically provided in this Section 5.2, and except for certain expenses payable by the Principal Shareholders as provided in Section 2.21 all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses. The Company shall not incur Third Party Expenses in excess of $100,000 in connection with the consummation of the Acquisition and the transactions contemplated here. However, the Company and the Shareholders agree that to the extent such Third Party Expenses exceed $100,000 in the aggregate, NEON will have full recourse to the Escrow Fund (without regard to $500,000 threshold limitation) for payment of aggregate Third Party Expenses in excess of $100,000 that have been paid by the Company, accrued by the Company or have been incurred (and not accrued and paid) by the Company.

         5.3 Public Disclosure. Unless otherwise required by law, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by NEON and the Company prior to release, provided that such approval shall not be unreasonably withheld.

         5.4 Consents. The Company shall use its reasonable best efforts to obtain the consents, waivers and approvals under any of the Contracts set forth in Section 5.4 of the Company Disclosure Schedule so as to preserve all rights of, and benefits to, the Company thereunder.

         5.5 FIRPTA Compliance. On the Closing Date, the Company shall deliver to NEON a properly executed statement in a form reasonably acceptable to NEON for purposes of satisfying NEON's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

         5.6     Tax Matters.

                 (a) The Company shall, and the Shareholders shall cause the Company to, maintain its status as an S Corporation within the meaning of
Section 1361 of the Code, and all applicable state Tax laws and regulations, at all times prior to the Closing.

                 (b) In connection with the Acquisition the Company and the Shareholders shall join NEON in filing a timely election under Section 338(h)(10) of the Code on Form 8023 (to be prepared by NEON), and any corresponding elections available under applicable state laws (collectively, the "338 Election"). The Company and Shareholders shall cooperate with NEON to promptly take all actions necessary and appropriate (including, without limitation, filing the foregoing Form 8023 and all other forms, Returns, elections, schedules and documents as may be required) to effect and preserve a timely 338 Election in accordance with Section 338(h)(10) of the Code or any successor statute thereto (and all corresponding state and local tax laws).
The Shareholders shall be solely and exclusively responsible and liable for, and shall pay when due, all corporate taxes incurred by the Company in connection with the 338 Election.

                 (c) The parties hereto agree to allocate the Purchase Price for purposes of Section 338(h)(10) in accordance with the allocation to be provided by NEON (the "NEON Price Allocation"). The parties hereto shall adopt and utilize the Price Allocation for purposes of all tax returns and reports filed by any of them with any state or federal taxing authority, and such parties shall not voluntarily take any position inconsistent therewith in connection with the examination of any tax return of any such parties, any refund claim, any litigation proceeding or otherwise, unless required by the United States Internal Revenue Service or any state taxing authority. In addition to the foregoing, all financial statements of the parties hereto shall be prepared in a manner consistent with the NEON Price Allocation.

                 (d) NEON shall cause the Company to prepare and file, at the sole cost and expense of the Company, all income Returns of the Company for all taxable periods ending on or before the Closing Date and the Shareholders shall be responsible for the payment of all Taxes of the Company for such periods, whenever incurred or assessed, including Taxes attributable to the 338 Election. Such Returns shall be made available to the Shareholders no less than 21 calendar days prior to the filing thereof with the appropriate governmental authority for review by the Shareholders. From and after the Closing Date, NEON and the Company, on the one hand, and the Shareholders, on the other hand, shall make available to the other, as reasonably requested, all information, records or documents relating to the Tax liabilities of the Company for all periods ending on or prior to the Closing Date, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

         5.7     [INTENTIONALLY OMITTED]

         5.8 No Issuance of Company Capital Stock. Prior to the Closing, the Company shall not issue any Company Capital Stock except upon exercise of Company Options.

         5.9 Indemnification. NEON agrees to indemnify and hold harmless all past and present officers and directors of the Company in a manner consistent with the indemnification and liability policies presently applied to officers and directors at NEON.

         5.10 Renegotiation of Leases. NEON and the Principal Shareholders shall renegotiate the terms of the following leases:

                 (a) Office Lease for the property located at 123 2nd Avenue (also known as 60 Berry Drive) dated January 28, 1997 by and between La France Family Trust and the Company.

                 (b) Commercial Lease for the property located at 114 Center Avenue dated July 1, 1998 by and between La France Family Trust and the Company.

                 (c) Commercial Lease for the property located at 110 Willow Avenue dated November 6, 1997 by and between La France Family Trust and the Company.

         5.11 Assumption of Company's Business Operations. NEON is assuming all risks and rewards of the Company's business operations as of September 1, 1998.

         5.12 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Closing and the transactions contemplated hereby.


                                   ARTICLE VI

                           CONDITIONS TO THE CLOSING

         6.1 Conditions to Obligations of Each Party to Consummate the Acquisition. The obligations of each party to this Agreement to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                 (a) Government Approvals. All authorizations, consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

                 (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition or the transactions contemplated thereby illegal.

                 (c) No Litigation. There shall be no litigation pending or threatened by any regulatory body or private party in which (i) an injunction is or may be sought against any of the transactions contemplated by this Agreement, or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the Board of Directors of either the Company or NEON (relying on the advice of their respective legal counsel), such regulatory body or private party has the probability of prevailing and such relief would have a material adverse effect upon such party.

                 (d) Non-Competition Agreements. The Non-Competition Agreement in the form of Exhibit A attached hereto shall have been executed and delivered by the persons set forth in Section 2.28 of the Company Disclosure Schedule.

                 (e) Escrow Agreement. NEON, the Shareholder Representative (as defined in Section 7.2(h)) and the Escrow Agent (as defined in Section 7.2(a)) shall have executed and delivered a mutually satisfactory escrow agreement (the "Escrow Agreement") incorporating the provisions of
Section 7.2, which Escrow Agreement shall be in full force and effect.

         6.2 Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the Acquisition and to effect the transactions to be performed by them at the Closing are, at the option of the Company and the Management Shareholders, subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

                 (a) Representations and Warranties. The representations and warranties of NEON contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date; except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on NEON.

                 (b) Third Party Consents. NEON shall have obtained all consents required, if any, to consummate the transactions contemplated by this Agreement.

                 (c) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of NEON since June 30, 1998.

         6.3 Conditions to the Obligations of NEON. The obligation of NEON to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by NEON:

                 (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company. NEON shall have been provided with a certificate executed by the Shareholders and executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Closing the Company and the Shareholders have complied with the foregoing.

                 (b) Third Party Consents. Any and all consents and waivers from third parties to the Company's contracts and other instruments set forth in Section 6.3(b) of the Company Disclosure Schedule shall have been obtained by the Company.

                 (c) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect.

                 (d) 338 Election. The Company and the Shareholders shall have signed and delivered the 338 Election in the form prepared by NEON (provided that such form shall have been provided to the Company and the Shareholders prior to the Closing).

                 (e) Stockholder Agreement. The Stockholders receiving NEON Common Stock shall have executed and delivered a Stockholder Agreement in substantially the form attached hereto as Exhibit C.

                 (f) September Revenue. The Company shall have provided evidence satisfactory to NEON that it has received recognizable revenue (in accordance with GAAP) of $2.4 million for the month of September.

                 (g) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company since August 31, 1998.

                                  ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         7.1 Survival of Representations and Warranties. The Company's and the Shareholders' and NEON's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall terminate on the first anniversary of the Closing (the "Expiration Date") other than the obligations set forth in Section 5.6 which shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing such matters. All of NEON's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Closing.

         7.2     Escrow Arrangements.

                 (a) Escrow Fund. At the Closing the Shareholders receiving NEON Common Stock will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by NEON after the Closing) pursuant to the Escrow Agreement attached hereto as Exhibit B hereto, without any act required on the part of any Shareholder. As soon as practicable after the Closing, the Escrow Shares, without any act required on the part of any Shareholder, will be deposited with an escrow agent acceptable to NEON and the Shareholder Representative (as defined in Section 7.2(h)(i) below) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at NEON's cost and expense. The portion of the Escrow Fund contributed on behalf of each Shareholder shall be as set forth in Schedule 1.1. The Escrow Fund shall be comprised entirely of the Escrow Shares. The Escrow Fund shall be available to compensate NEON and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by NEON, its officers, directors, or affiliates as a result of any inaccuracy or breach of a representation or warranty of the Company or the Shareholders, contained in Articles II and III herein (as modified by the Company Disclosure Schedule), or any failure by the Company or the Shareholders to perform or comply with any covenant contained herein; provided that NEON shall not receive any shares from the Escrow Fund with respect to any individual Loss not exceeding $5,000 and shall not receive any shares from the Escrow Fund unless such Losses exceed $500,000 in the aggregate, at which time NEON shall receive shares from the Escrow Fund for such first $500,000 in Losses and to the extent of such excess. NEON and the Company each acknowledge that such Losses, if any, would relate to unasserted contingent liabilities existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Purchase Price. The foregoing limitations shall not apply to the obligations of the Shareholders to pay the income taxes described in Section 5.6.

                 (b)      Intentionally omitted.

                 (c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall transfer to the applicable Shareholders, pursuant to written instructions by NEON, the remaining portion of the Escrow Fund not required to satisfy such claims.

                 (d)      Protection of Escrow Fund.

                         (i)      The Escrow Agent shall hold and safeguard the
Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of NEON and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                        (ii) Any shares of NEON Common Stock Shares or other equity securities issued or distributed by NEON (including shares issued upon a stock split) ("New Shares") and any cash dividends distributed by NEON in respect of NEON Common Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance or distribution by NEON, such New Shares and cash dividends shall be deemed distributed to and received by the Shareholders but such Shareholders have consented that such New Shares and cash dividends shall be added to the Escrow Fund and become a part thereof. New Shares and cash dividends issued in respect of shares of NEON Common Stock which have been released from the Escrow Fund as of the time of such issuance or distribution by NEON shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                       (iii) Each Shareholder shall be entitled to control the vote of the shares of NEON Common Stock contributed to the Escrow Fund by such Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of NEON Common Stock), and the Escrow Agent in whose name the shares are held shall vote such shares on all matters as instructed in writing by the Shareholder Representative.

                 (e)      Claims Upon Escrow Fund.

                         (i)      Upon receipt by the Escrow Agent at any time
on or before the last day of the Escrow Period of a certificate signed by any officer of NEON (an "Officer's Certificate"): (A) stating that NEON has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(f) hereof, cause the transfer agent of NEON Company Stock to transfer to NEON out of the Escrow Fund, as promptly as practicable, shares of NEON Common Stock held in the Escrow Fund in an amount equal to such Losses.

                        (ii) For the purposes of determining the number of shares of NEON Common Stock to be delivered to NEON out of the Escrow Fund pursuant to Section 7.2(e)(i) hereof, the shares of NEON Common Stock shall be valued at the average closing price of NEON's Common Stock for the eighteen
(18) consecutive trading days ending on the third trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market. NEON and the Shareholder Representative shall certify such fair market value in a certificate signed by both NEON and the Shareholder Representative, and shall deliver such certificate to the Escrow Agent, who may rely on it without inquiry.

                 (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative and for a period of thirty
(30) days after receipt of an Officer's Certificate by the Escrow Agent, the Escrow Agent shall make no transfer to NEON of any Escrow Shares pursuant to
Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent shall cause the transfer agent of NEON Company Stock to transfer shares of NEON Common Stock from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such transfer may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                 (g)      Resolution of Conflicts; Arbitration.

                         (i)      In case the Shareholder Representative shall
object in writing to any claim or claims made in any Officer's Certificate as provided in Section 7.2(f) hereof, the Shareholder Representative and NEON shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and NEON should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of NEON Common Stock from the Escrow Fund in accordance with the terms thereof.

                        (ii) If no such agreement can be reached after good faith negotiation, either NEON or the Shareholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. NEON and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in
Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                       (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this
Section 7.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, NEON shall be deemed to be the Prevailing Party in the event that the arbitrators award NEON an amount equal to greater than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute (provided that the arbitrator may not obtain a resolution of equal liability); otherwise, the Shareholders as represented by the Shareholder Representative shall be deemed to be the Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                 (h) Shareholder Representative of the Shareholders; Power of Attorney.

                         (i)      Upon the Closing, and without further act of
any Shareholder, Sara M. Lafrance shall be appointed as agent and attorney-in-fact (the "Shareholder Representative") for each Shareholder, for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to NEON of shares of NEON Common Stock from the Escrow Fund in satisfaction of claims by NEON, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by a majority in interest of the Shareholders from time to time upon not less than thirty (30) days prior written notice to NEON; provided that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

                        (ii) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in a manner he believes in good faith to be in the best interests of the corporation. The Shareholders on whose behalf the Escrow Shares was contributed to the Escrow Fund shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

                 (i) Actions of the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Shareholders for whom a portion of the Escrow Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and NEON may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each every such shareholder of the Company. The Escrow Agent and NEON are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                 (j) Third-Party Claims. In the event NEON becomes aware of a third-party claim which NEON believes may result in a demand against the Escrow Fund, NEON shall promptly notify the Shareholder Representative of such claim in accordance with Section 7.2(f), and the Shareholder Representative, as representative for the Shareholders, shall be entitled, at their expense, to participate in any defense of such claim. NEON shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such claim with third-party claimants shall permit any claim against the Escrow Fund. In the event that the Shareholder Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Shareholder Representative shall be deemed to have agreed to the claim by NEON against the Escrow Fund in an amount equal to such settlement.
In the event, the claimed amount is less than the then available escrow, the Shareholder Representative, as representative for the Shareholders, at his election, can control the litigation; provided, however, if such claim relates to the business operations of the Company then NEON shall control the litigation of such claim.

                 (k)      Escrow Agent's Duties.

                         (i)      The Escrow Agent shall be obligated only for
the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of NEON and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                        (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                       (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                        (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                         (v)      In performing any duties under the Agreement,
the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                        (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of NEON Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

                          Furthermore, the Escrow Agent may at its option, file
an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of NEON Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                       (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her/its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                      (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the States of California or Massachusetts. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                 (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by NEON. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by NEON for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation.

                 (m) Exclusive Remedy. Except for the obligations set forth in Section 5.6 or for acts constituting fraud, intentional misrepresentation or other willful misconduct, the Escrow Fund provided for in this Article VII shall be the exclusive remedy in respect of any matter subject to the Escrow Fund hereunder and no claim or cause of action, other than for fraud, with respect to any misrepresentation, breach or default as to any representation, warranty, agreement, covenant or obligation contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement other than the obligations set forth in Section 5.6, shall be enforceable unless made in accordance with the procedures, and, within the time periods, set forth in this Article VII.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

                 (a)      if to NEON, to:

                          New Era of Networks, Inc.
                          7400 East Orchard Road, Suite 230
                          Englewood, CO 80111
                          Attention:  Senior Counsel
                          Telephone No.:  (303) 694-3933
                          Facsimile No.:  (303) 694-3885

                          with a copy to:

                          Wilson Sonsini Goodrich & Rosati
                          Professional Corporation
                          650 Page Mill Road
                          Palo Alto, California 94304
                          Attention:  Mark A. Bertelsen
                          Telephone No.:  (650) 493-9300
                          Facsimile No.:  (650) 493-6811

                 (b) if to the Company, the Shareholders or the Shareholder Representative, to:

                          Century Analysis Inc.
                          60 Berry Drive
                          Pacheco, CA 94553
                          Attention:  Sara M. Lafrance
                          Telephone No.:  (925) 691-2500
                          Facsimile No.:  (925) 676-6857

                          with a copy to:

                          Cooley Godward LLP
                          3000 Sand Hill Road
                          Building 3, Suite 230
                          Menlo Park, CA  94025
                          Attention:  Eric Jensen, Esq.
                          Telephone No.:  (650) 843-5000
                          Facsimile No.:  (650) 854-2691

         8.3 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule and other schedules hereto, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except that NEON may assign its rights and delegate its obligations hereunder to its affiliates as long as NEON remains ultimately liable for all of NEON's obligations hereunder.

         8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, NEON, the Company, the Principal Shareholders, the other Shareholders and the Shareholder Representative have caused this Share Acquisition Agreement to be signed, all as of the date first written above.

NEW ERA OF NETWORKS, INC.                  CENTURY ANALYSIS INC.


By: /s/ George F. (Rick) Adam, Jr.         By: /s/ Sara M. Lafrance
   --------------------------------           ---------------------------

Name: George F. (Rick) Adam, Jr.           Name: Sara M. Lafrance
     ------------------------------             -------------------------

Title: Chief Executive Officer and         Title: President
      -----------------------------              ------------------------
       President
      ----------


SHAREHOLDER REPRESENTATIVE:


/s/ Sara M. Lafrance                       /s/ Sara M. Lafrance
-----------------------------------        ------------------------------
                                           Sara M. Lafrance
Name: Sara M. Lafrance
     ------------------------------
                                           /s/ Leonard C. Lafrance
                                           ------------------------------
                                           Leonard G. Lafrance





          [COUNTERPART SIGNATURE PAGE TO SHARE ACQUISITION AGREEMENT]

SHAREHOLDERS:

La France Family Trust


By: /s/ Sara M. Lafrance
   ----------------------------

Name: Sara M. Lafrance
     --------------------------

Title: Trustee
      -------------------------


/s/ Lisa Marie Lafrance
-------------------------------
Lisa Marie Lafrance



/s/ Debbie Ann Murray
-------------------------------
Debbie Ann Murray





          [COUNTERPART SIGNATURE PAGE TO SHARE ACQUISITION AGREEMENT]

                                                                    SCHEDULE 1.1

                                                                                        NEON          NEON          SECTION 1.3(d)
                                                CAI SHARES         CASH/NOTE           SHARES       SHARES IN         HOLDBACK
                            NAME                EXCHANGED          RECEIVED           RECEIVED       ESCROW            SHARES
                La France Family Trust           9,868,364        $22,685,894.26        311,565       119,786           195,569
                Lisa Marie Lafrance                131,636            302,611.49          8,362
                Debbie Ann Murray                    5,000             11,494.25            318

                         TOTAL:                 10,005,000        $   23,000,000        320,245       119,786           195,569

                                                                    SCHEDULE 4.5

Broker's and Finders' Fee

1. NEON is party to an agreement with SG Cowen Securities Corporation in connection with this Acquisition, the cost of which shall be borne solely by NEON.